EXHIBIT 99.1
American Banknote Corporation
200 Park Avenue
New York, New York  10166-4999


Contact:    Jean Marie Young
            Director - Investor Relations
            (212) 557-9100
FOR IMMEDIATE RELEASE

American Banknote Corporation Announces an Initial Public Offering of American Bank Note Holographics

NEW YORK, May 5, 1998 - American Banknote Corporation (NYSE:ABN) today announced the registration of an initial public offering of its wholly-owned subsidiary, American Bank Note Holographics. American Banknote Corporation expects to raise more than $120 million from the offering, which it plans to use to retire its senior secured debt.

American Banknote is also considering raising money in the public markets via its Australian subsidiary, Leigh-Mardon, by selling part of the company to the public, later in the year in Australia. Likewise, the Company is exploring a variety of strategies to raise capital through its 77-1/2% owned Brazilian subsidiary in order to fund its continued growth. Discussions are underway with its minority owner, Banco Bradesco, as well as other financial institutions.

Morris Weissman, Chairman and Chief Executive Officer, in commenting on these initiatives stated: "As previously indicated, we intend to de-leverage and are taking the necessary steps to insure the success of this program. In addition, we hope to raise capital for our subsidiaries so that they can continue to grow, unencumbered by the burden of heavy corporate debt."

Weissman concluded: "Our most important goal in 1998 is to enhance shareholder value. We hope to prove to the market that the inherent values of our underlying operating subsidiaries, not apparent when evaluating American Banknote on the basis of traditional consolidated earnings per share, are indeed significant."

American Banknote Corporation is a leading global full-service provider of secure transaction solutions in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce.

This release contains forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.
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